EXHIBIT 10.1

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT, (the “Agreement”) made this 8th day of August, 2022 (the “Effective Date”), by and among Astra Energy, Inc., a Nevada corporation, (“Buyer”), and Alpha Ventures, LLC (“Seller”).  The Buyer and Seller shall collectively be referred to hereafter as the “Parties” and individually as a “Party” unless referred to specifically as the Buyer or the Seller.  The common stock owned by Seller to be sold to Buyer was issued by Regreen Technologies, Inc., a California corporation (“Company”), to the Seller.

RECITALS

Seller owns 8,500,000 outstanding and issued shares of common stock of the Company, which are free and clear of any liens, encumbrances, security interests, charges, mortgages, pledges, and any other adverse claims or other restrictions that would prevent the transfer of clear title of the Seller’s 8,500,000 outstanding and issued shares of common stock of the Company to Buyer.  As a director of the Company, Seller states the Company is not involved in any legal proceedings except as disclosed: Company has an action against Andrew “Quang” Nguyen for misappropriating of proprietary information and material.  The Company is validly incorporated and operating as a privately owned California corporation in good standing with the California Secretary of State and in compliance with all of its registration and filing requirements.

There are no legal actions and/or proceedings and/or lawsuits pending against Seller that may materially affect this Agreement.

Buyer has authorized shares of common stock to issue of 100,000,000 of which 45,549,540 shares of common stock were issued as of August 5, 2022.

Buyer is validly incorporated and is in good standing with the Nevada Secretary of State and in compliance with all of its registration and filing requirements. Buyer is a fully-reporting company with the SEC.

Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of Seller’s interest in the Company, which is referred to herein as issued and outstanding shares of common stock in the Company under the terms and conditions of this Agreement.

Under the terms of this Agreement, Seller will convey and deliver Seller’s 8,500,000 shares of common stock of the Company to the Buyer; and Buyer will pay Seller $400,000.00 in cash and 1,300,000 shares of Buyer’s common stock (from Buyer’s unissued and not outstanding shares of common stock) as consideration for the purchase of Seller’s 8,500,000 shares in the common stock of the Company.  Seller agrees to transfer the Seller’s 8,500,000 shares in the common stock of the Company to Buyer.

These Recitals are incorporated by reference into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, and good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), contained herein, and subject to the terms and conditions hereof, the Parties agree to be legally bound to this Agreement as follows:

1.	Agreement to Purchase and Sell.

a.

The Seller will sell to Buyer, and the Buyer agrees to purchase from the Seller, the Seller’s 8,500,000 shares in the common stock of the Company, which are the Seller’s outstanding and issued shares of common stock of the Company for the amount of forty thousand U.S. dollars ($400,000.00) and 1,300,000 shares of Buyer’s common stock (from Buyer’s unissued and not outstanding shares of common stock).  This consideration that Buyer will pay Seller for his Company’s common stock is referred to hereafter as the “Purchase Price”, including all of the Seller’s rights, title, and interest in and to the 8,500,000 shares in the common stock of the Company that Seller owns.  Upon closing of this transaction, Seller shall have no further rights, or interest, in the Company other than what is expressly stated herein.  Seller shall receive no further payments, compensation, or other benefits from the Company.  Seller shall transfer title to his 8,500,000 shares in the outstanding and issued shares of common stock of the Company to Buyer on the Closing Date. The Closing Date for this Agreement is August 31, 2022.

b.	Seller shall forgive and waive all rights to payment of any and all other debts payable by Company to Seller.

c.	Buyer shall pay for all of the costs related to the completion of this Agreement and any related documents that need to be complete to complete this Agreement.

d.

The Company and its shareholders (which own more than 10% of the Company) have the right of first refusal to purchase the 1,300,000 outstanding and issued shares of common stock of the Company owned by Seller at the same price and on the same terms and conditions as set forth in this Agreement.

2.

Payment Terms Based on Milestone Achievements.  On the Closing Date, the Buyer shall pay the Seller 1,000,000 shares in Buyer’s common stock.  The Escrow Agent, if any, will then make the cash and/or common stock shares of Buyer paid into Escrow, if any, (as determined by this Agreement) available to Seller only after Buyer submits a written instruction to the Escrow Agent, if any, to pay Buyer for the achievement of the following milestones at Exhibit A (Buyer shall submit the written instruction to Escrow no later than five business days after the achievement of each of the milestones as set forth in Exhibit A).

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3.	Representations and Warranties of Buyer. Buyer represents and warrants to and covenants with Seller as of the Effective Date the following:

a.	Buyer has the legal capacity to execute, deliver and perform this Agreement and any instruments or agreements required to be executed and delivered by him under this Agreement.

b.

The execution, delivery or performance of this Agreement by Buyer and the consummation of this Agreement will not conflict with or will not violate any law applicable to Buyer or will not conflict with or result in any breach of or constitute a default (and any event that would result in a default) or give to others any right of termination, acceleration, or cancellation of any agreement to which Buyer is a party.

c.

No statement by Buyer contained in this Agreement or in any document delivered by Buyer under this Agreement contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein not misleading or is necessary to provide the information required to be provided herein fully and fairly.  Buyer acknowledges he has received all documents he has required to conduct his due diligence herein and no other document relevant to Buyer’s due diligence is pending.

d.

Buyer understands and acknowledges that the Company’s shares of common stock and their transfer under this Agreement have not been registered with the Securities Act of 1933 as amended or the California Corporate Securities Law by reason of specific exemptions therefrom.  Buyer acknowledges there is no public market for the Company’s shares of common stock; and, Buyer cannot transfer these shares of common stock unless this transfer is permitted as an exemption to the foregoing statutes.

4.	Representations and Warranties of Seller. Seller represents and warrants to and covenants with Seller as of the Effective Date the following:

a.	Seller has the legal capacity to execute, deliver and perform this Agreement and any instruments or agreements required to be executed and delivered by him under this Agreement.

b.

The execution, delivery or performance of this Agreement by Seller and the consummation of this Agreement will not conflict with or will not violate any law applicable to Seller or will not conflict with or result in any breach of or constitute a default (and any event that would result in a default) or give to others any right of termination, acceleration, or cancellation of any agreement to which Seller is a party.

c.

No statement by Seller contained in this Agreement or in any document delivered by Seller under this Agreement contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein not misleading or is necessary to provide the information required to be provided herein fully and fairly.  Seller acknowledges he has received all documents he has required to conduct his due diligence herein and no other document relevant to Seller’s due diligence is pending.

d.

Seller understands and acknowledges that the Company’s shares of common stock and their transfer under this Agreement have not been registered with the Securities Act of 1933 as amended or the California Corporate Securities Law by reason of specific exemptions therefrom.

e.

Seller is the sole beneficial and record owner of the 8,500,000 shares of common stock of the Company’s outstanding and issued shares of common stock.  There are no other persons or entities with legal or equitable title to the Seller’s shares of common stock that are sold to Buyer in this Agreement.

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5.

Governing Law; Jurisdiction.  Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of California.

6.

Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties, except that Company may not assign or transfer any of its rights or obligations under this Agreement.

7.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  A telefaxed copy or PDF Formatted copy of this Agreement shall be deemed an original.

8.	Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision.
9.

Legal Fees, Costs, Expenses.  Each Party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement, including legal, accounting, and any other professional fees and expenses.

10.

Amendments, Modifications and Waivers.  No amendment, change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the Effective Date of this Agreement, and signed by both the Buyer and the Seller.  No waiver of any breach, term, condition or remedy of this Agreement by any Party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy.  All remedies, either under this agreement, by law, or otherwise afforded the Parties shall be cumulative and not alternative.

11.

Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

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12.

Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the Parties with respect to the subject matter hereof.

13.

Further Assurances.  From and after the date of this Agreement, upon the request of the Buyer or the Seller, the Buyer and the Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

14.	Term, Survival. This Agreement is effective from the Effective Date hereof and shall remain in effect until all the rights and obligations of the Parties hereto have been fully performed.
15.

Assignment.  Neither Party may assign this Agreement or its rights or duties hereunder without the other Party’s prior written consent.  Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, legal representatives, successors, and assigns.

16.

Confidentiality.  Except for disclosure to the Parties’ legal counsel, accountants, or financial advisers, the Parties shall not disclose the terms of this Agreement to any person who is not a Party to this Agreement unless disclosure is required by law, authorized by this Agreement, or consented to by both Parties in writing and signed by each Party.

17.

Attorneys' Fees.  In the event a Party is required to retain the services of an attorney to enforce or interpret any of the provisions of this Agreement, the prevailing Party shall be entitled to recover his attorneys' fees, expenses and costs of suit actually incurred.

18.

Waiver.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  Any waiver granted by a Party must be in writing to be effective and shall apply solely to the specific instance expressly stated.

19.

Confidential.  This Agreement and its terms shall remain confidential and private between the Parties and shall not be disclosed except to comply with any applicable law and/or court order that requires disclosure of this Agreement and/or its terms.

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IN WITNESS WHEREOF, each of the Parties hereto have executed this Agreement as of the date first written above.

BUYER
Astra Energy, Inc.

/s/ Kermit Harris
By: Kermit Harris, President and Director
Executed on August 17, 2022

SELLER
Alpha Ventures, LLC

/s/ Tony Moroyan
By: Tony Moroyan, President and Director
Executed on August 17, 2022

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EXHIBIT A – MILESTONES AND PAYMENT SCHEDULE

A.

On Closing Buyer shall issue and deliver 1,000,000 shares of Buyer’s common stock to Seller. It is agreed that Seller will be restricted from selling or transferring these shares for a period of 12 months from Closing.

B.

On Closing Buyer shall issue 300,000 shares of Buyer’s common stock in the name of Seller. These shares will be held in escrow by Ali Parveneh and delivered to Seller upon completion of the installation and full operation of a Regreen System at Advanced Waste Disposal in Hesperia, California. It is agreed that Seller will be restricted from selling or transferring these shares for a period of 12 months from Closing.

C.	On Closing Seller shall pay to Seller the sum of $50,000.

D.	On Closing Buyer shall transfer voting control of Buyer’s shares to Seller.

E.	Upon completion of the installation and full operation of a Regreen System at Advanced Waste Disposal in Hesperia, California, Buyer shall pay to Seller the sum of $50,000.

F.	On March 15, 2023, Buyer shall pay to Seller the sum of $150,000.

G.	On December 15, 2023, Buyer shall pay to Seller the sum of $150,000.

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